Exhibit 10.3

EXECUTION VERSION

AMENDED AND RESTATED SPLIT PARTICIPANT AGREEMENT

This Amended and Restated Split Participant Agreement (the “Agreement”), is dated October 3, 2016, by and between Oncor Electric Delivery Company LLC, a Delaware limited liability company f/k/a TXU Electric Delivery Company, a Texas Corporation (“Oncor”) and TEX Operations Company LLC (“RTCEH”) (collectively, the “Parties”, and each, a “Party”).

WHEREAS, on April 29, 2014, Energy Future Holdings Corp., a Texas corporation (“EFH”) and certain entities in which it, directly or indirectly, holds an equity interest and certain of their respective subsidiaries (collectively, the “Debtors”), commenced voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. in the United States Bankruptcy Court for the District of Delaware, which cases were jointly administered for procedural purposes only under Case No. 14-10979, Energy Future Holdings Corp., et al., Case No. 14-10979 (CSS) (the “Chapter 11 Cases”);

WHEREAS, Oncor, Oncor Electric Delivery Holdings Company LLC, a Delaware limited liability company (“Oncor Holdings”) and their current and former direct and indirect subsidiaries have not been and are not Debtors in the Chapter 11 Cases;

WHEREAS, pursuant to the plan of reorganization confirmed as part of the Chapter 11 Cases (the “Plan”), EFH and RTCEH have been separated (the “Separation”);

WHEREAS, pursuant to the terms of the Plan, certain rights and obligations of EFH will be transferred to and assumed by RTCEH (the “Transfer”);

WHEREAS, the employment of certain current and future retirees of EFH, RTCEH and Oncor (or one of their direct or indirect subsidiaries) has included service that has been allocated to both (i) Oncor Electric Delivery Company LLC, a Delaware limited liability company, (or one of its predecessor regulated electric transmission and distribution utility businesses) and (ii) EFH or one of its direct or indirect subsidiaries that is not a regulated electric transmission and distribution utility (the “Split Participants”) with such allocations set forth under the letters from Aon Hewitt to EFH dated November 13, 2012, which are attached hereto as Exhibit I-A the “Aon Hewitt Welfare Letter” and Exhibit II-A the “Aon Calculation Method”;

WHEREAS, Oncor and EFH and certain of their predecessors have entered into certain agreements to provide for provision of benefits to the Split Participants; and

WHEREAS, the Parties desire to enter into this Agreement, which shall amend, restate and otherwise replace certain agreements with respect to the provision of certain post-retirement welfare benefits to certain Split Participants, as specified Schedule I to this Agreement, with respect to the provision of pension benefits to certain Split Participants, as set forth in Schedule II to this Agreement, and with respect to the provision of life insurance benefits to certain Split Participants, as set forth in Schedule III.

NOW, THEREFORE, the Parties hereby agree as follows, it being understood and agreed that the following provisions shall govern with respect to Schedules I, II, and III to this Agreement and all exhibits thereto, unless otherwise provided therein:

1.	Undertakings. This Agreement consists of this Amended and Restated Split Participant Agreement, Schedule I, II, and III hereto and all exhibits to such Schedules. Each of RTCEH and Oncor agrees to perform its obligations set forth in Schedules I, II, and III to this Agreement and all exhibits thereto.

2.	Amendment and Termination. Except as may otherwise be provided in this Agreement, this Agreement may be amended, modified, or supplemented only by written instrument executed by each of the Parties.

3.	No Third Party Beneficiary Rights. Nothing in this Agreement shall create any third party beneficiary rights for any individual or entity, including without limitation, any Split Participant or his/her dependents, nor shall this Agreement be deemed to provide any Split Participant or dependent, or any other individual, with any right to continued coverage under any plan sponsored by Oncor or RTCEH.

4.	Indemnification. Except as may otherwise be provided in this Agreement, and other than with respect to any act or omission of an Indemnitee (as defined herein) that constitutes fraud, intentional or willful misconduct, gross negligence or a breach of fiduciary duty or the terms of this Agreement by such Indemnitee, each Party (“Indemnitor”) agrees to and will defend, protect, indemnify and hold the other Party (“Indemnitee”) harmless from and against all claims, losses, reasonable out-of-pocket expenses, reasonable attorneys’ fees, direct, actual damages, demands, judgments, causes of action, suits, and liabilities (“Claims”): (a) arising from any breach by the Indemnitor of its covenants or agreements set forth in this Agreement; or (b) related to a Party’s rights or obligations under this Agreement including, but not limited to, (i) such indemnifying Party’s operation and administration of the benefit plans, (ii) modification of the benefits by the Party making the decision to modify such benefits or (iii) reduction in the rate of any participant subsidy by the Party implementing such reduction.

5.	Notices. Any notices or other communications to be provided between the Parties hereunder shall be provided in writing (including email or facsimile) to the following addresses:

If to Oncor:

Oncor Electric Delivery Company LLC

1616 Woodall Rogers Freeway

Dallas, Texas 75202

Attn: Ms. Kerri Veitch

Email: kerri.veitch@oncor.com

With copy to: General Counsel

If to RTCEH:

TEX Operations Company LLC

1601 Bryan Street

Dallas, Texas 75201

Attn: Cyndie Ewert

Email: cyndie.ewert@energyfutureholdings.com

With copy to: General Counsel

6.	Entire Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all understandings and agreements (whether oral or in writing), relating hereto, including the Original Agreement, the 2014 Agreement and the Funding Agreement (in each case as hereinafter defined in Schedule I or II to this Agreement).

7.	Binding Effect. This Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests and obligations hereunder of either Party may be directly or indirectly assigned or delegated by either Party (in each case, whether (i) by merger, consolidation or dissolution of a Party, (ii) by contract, operation of law or (iii) otherwise) without the express prior written consent of the other Party, and any purported assignment or delegation in violation of this Agreement shall be null and void. For purposes of this Section 7, the term “merger” refers to any merger in which a Party is a constituent entity, regardless of whether it is the surviving or merged entity. As a condition to, and prior to the consummation of, any direct or indirect transfer or other disposition of all or substantially all of its assets (whether in a single transaction or a series of related or unrelated transactions) the Party engaging in such transfer or other disposition shall, subject to the preceding provisions of this Section 7, require the transferee to assume all of such Party’s obligations hereunder.

8.	Severability. All rights and restrictions contained in this Agreement may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any term of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the Parties that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof, and all of such remaining terms shall remain in full force and effect.

9.	Novation. Except for obligations that are due but not paid as of the date of this Agreement, RTCEH and Oncor hereby novate EFH’s obligations under the Original Agreement, the 2014 Agreement and the Funding Agreement.

10.	Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Texas.

11.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:	/s/ Deborah L. Dennis

Name:	Deborah L. Dennis

Title:	Senior Vice President

TEX OPERATIONS COMPANY LLC

By:

Name:

Title:

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:

Name:

Title:

TEX OPERATIONS COMPANY LLC

By:	/s/ David D. Faranetta

	Name:	David D. Faranetta

	Title:	Senior Vice President and Treasurer

SCHEDULE I

POST-RETIREMENT WELFARE BENEFITS

WHEREAS, that certain Agreement entered into by and between TXU Electric Delivery Company, a Texas corporation, and TXU Energy Company LLC, a Delaware limited liability company, dated March 10, 2005 (the “Original Agreement”) set forth certain provisions regarding the allocation to Oncor of a portion of the cost for post-retirement welfare benefits to be provided to Split Participants (which benefits are currently provided under the Oncor Retiree Welfare Plan but which benefits may be provided through a successor plan to the Oncor Retiree Welfare Plan in the future (such plan, together with any such successor plan (but not including the OSPP (as defined below)), collectively referred to as the “Oncor Plan”)) to certain current and future eligible Split Participants as listed on Annex A to the Administration Manual (as defined in Section 4 below) who are eligible for a retiree benefits subsidy as of the date hereof, as such Annex A may be amended from time to time in accordance with the provisions of the Administration Manual (the “Oncor Plan Split Participants”);

WHEREAS, that certain Split Participant Agreement entered into by and between Oncor and EFH, dated April 28, 2014 and effective July 1, 2014 (the “2014 Agreement”) modified the Original Agreement;

WHEREAS, pursuant to the Original Agreement, as modified by the 2014 Agreement, Oncor is obligated to fund that portion of the welfare benefit costs for the Oncor Plan Split Participants with respect to such Oncor Plan Split Participants’ service allocated to Oncor under the Aon Hewitt Welfare Letter, and EFH is obligated to fund the remaining welfare benefit costs of the Oncor Plan Split Participants, in each case, less the Oncor Plan Split Participants’ contributions;

WHEREAS, pursuant to the 2014 Agreement, beginning on January 1, 2015, Oncor began administering the Oncor Plan, and EFH agreed to pay Oncor for EFH’s portion of the costs associated with providing welfare benefits coverage for the Oncor Plan Split Participants (including certain administrative costs);

WHEREAS, as a result of the Separation and the Transfer, Oncor and RTCEH will not be under “common control” within the meaning of Section 414(c) of the Internal Revenue Code of 1986, as amended (the “Code”), or part of a “control group” within the meaning of Section 3(40)(B)(ii) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

WHEREAS, as a result of the lack of common control under ERISA, among other things, the Oncor Plan could be a multiple employer welfare arrangement as defined in Section 3(40) of ERISA (a “MEWA”) treated as self-insured for purposes of the Texas Insurance Code if both RTCEH and Oncor were to continue to fund the Oncor Plan as described in the 2014 Agreement beyond the Separation and Transfer;

WHEREAS, the Parties desire to amend and restate within this Schedule I the 2014 Agreement to: (a) provide for the establishment of a separate post-retirement welfare benefit plan for the benefit of the Oncor Plan Split Participants that is a “fully-insured” plan; (b) permit the subsequent conversion of such fully-insured plan to a “self-funded” or “partially-funded” plan if a written and binding advisory opinion from the Employee Benefits Security

Administration of the U.S. Department of Labor (“DOL”) is issued to the effect that the Oncor Split Participant Plan is not a MEWA as defined in 3(40) of ERISA (such “fully-insured” and/or “self-funded” or “partially-funded” plan is hereinafter referred to as the “Oncor Split Participant Plan” or “OSPP”); and (c) set forth the funding obligations of RTCEH and Oncor under the OSPP; and

WHEREAS, it is the intention of the Parties that RTCEH’s and Oncor’s obligations with respect to the costs of post-retirement welfare benefits for the Oncor Plan Split Participants under the OSPP shall continue to be allocated in a manner consistent with the past practices of Oncor and EFH under the Oncor Plan prior to the Separation and the Transfer and in accordance with the Aon Hewitt Welfare Letter.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Transition Period. Oncor will continue to provide medical (including prescription drug coverage), vision, life insurance and dental benefits to the Oncor Plan Split Participants, to the extent eligible, under the Oncor Plan, on the same terms and conditions as heretofore provided under the Oncor Plan (including on a self-insured basis for purposes of medical, prescription drug, and dental coverage) through the last day of the calendar year following the year of the Separation and Transfer, or such earlier date as determined in Oncor’s discretion (the “Transition Period”), provided however, that Oncor shall have given advance written notice to RTCEH of such earlier date not less than ninety (90) days prior to such date. During the Transition Period, RTCEH shall pay its portion of (i) the aggregate benefit obligation costs, subject to the cap established by EFH in 2012 (as further described in the Administration Manual (as defined below) and the memorandum from Aon Hewitt to EFH, dated August 7, 2015 (the “Aon Memorandum”), attached hereto as Exhibit I-B), with respect to medical, prescription drug, vision, life insurance and dental benefits for each Oncor Plan Split Participant, and (ii) the Administrative Costs (as defined below), each of the foregoing as allocated pursuant to the Aon Hewitt Welfare Letter and historical practice between Oncor and EFH except, in each instance, as may be provided otherwise in the Administration Manual. During the Transition Period, RTCEH shall not amend or terminate the amount of its contribution (determined consistent with the Aon Hewitt Welfare Letter) that it provides for Oncor Plan Split Participant benefit obligation costs.

2.	Establishment of Separate Oncor Split Participant Plan.

a.	Effective no later than immediately following the end of the Transition Period, Oncor shall have established, with insurers selected by Oncor, a separate fully-insured post-retirement welfare benefit plan for the Oncor Plan Split Participants and shall have transferred the liabilities associated with such fully-insured plan from the Oncor Plan to the OSPP.

b.

At any time, either Party may apply for a written and binding advisory opinion from the DOL to the effect that the OSPP or a similar alternative post-retirement welfare benefit arrangement is not, or would not be, a MEWA. In the event that such requested advisory opinion is obtained to the reasonable satisfaction of the Parties, the Parties may mutually agree to convert the funding status of the OSPP from a fully-insured arrangement to a “self-funded” or “partially-funded” arrangement.

3.	Coverage and Benefits under the Oncor Split Participant Plan.

a.	No later than immediately following the end of the Transition Period, to the extent an Oncor Plan Split Participant is or would otherwise become eligible for medical (including prescription drug coverage), vision, dental, and life insurance benefits under the Oncor Plan according to its terms in effect as of the end of the Transition Period, such Oncor Plan Split Participant shall be or will become eligible for such benefits under the OSPP. Subject to Section 9, Oncor shall use commercially reasonable efforts to offer benefits under the OSPP that are in the aggregate substantially equivalent to those benefits offered to former Oncor employees who are retirees under the Oncor Plan (“Substantial Coverage Equivalence”); provided, however that Oncor’s obligations pursuant to this sentence shall be deemed satisfied if it (i) determines, in its sole but good faith judgment, that no available insurance product provides Substantial Coverage Equivalence and (ii) offers an insurance product that, in its sole but good faith judgment, provides benefits that are as close as reasonably possible to Substantial Coverage Equivalence. The determination of Substantial Coverage Equivalence shall not take into account any incremental cost attributable to the OSPP’s status as a fully-insured plan when compared to the Oncor Plan’s status as a self-insured arrangement. Oncor shall be deemed to comply with this Section 3(a) if both: (i) Oncor determines, in its sole but good faith judgment, that the cost to the Oncor Plan Split Participants of benefits that provide Substantial Coverage Equivalence is unduly burdensome to the Oncor Plan Split Participants, and (ii) Oncor instead provides such benefit options based on and reflecting the Oncor Subsidy (as defined below) that, in Oncor’s sole but good faith judgment, are collectively in the best interests of the Oncor Plan Split Participants. Nothing in this Section 3 shall diminish Oncor’s obligations under Section 9.

b.

As further set forth in the Administration Manual, Oncor shall timely provide to RTCEH information on the benefits and coverages to be provided under the OSPP, including any changes in benefits, as compared to the benefits provided to former Oncor employees who are retirees under the Oncor Plan. Any active employees who will be eligible for benefits under the OSPP following retirement will not be eligible for such benefits under any welfare plans maintained by RTCEH after retirement so long as this Schedule I is in effect. Active employees who are future eligible Oncor Plan Split Participants shall continue to be credited with service for purposes of determining the premium subsidies provided to them by Oncor and RTCEH for post-retirement welfare benefits in accordance with the practice in effect for such crediting of service as of the date of this Agreement. Oncor shall for all purposes, including those relating to the Oncor Plan Split Participants, be the sponsor of the OSPP, and Oncor or its designee shall be the plan administrator for the OSPP. In no event shall Oncor be (i) limited in any way in offering benefits to participants under any of its other plans as it determines, in its sole but good faith judgment, or (ii) required to incur any expense related to benefits offered to Oncor Plan Split Participants that is greater than has been determined reasonable by the Public Utility Commission of Texas pursuant to Section 36.065 of the Texas Utilities Code (the Public Utility Regulatory Act (PURA)).

4.	Allocation of Costs under the Oncor Plan and the Oncor Split Participant Plan.

a.	The Aon Hewitt Welfare Letter describes the current and past practices of allocating the costs associated with providing post-retirement welfare benefit coverage for the Oncor Plan Split Participants between Oncor and EFH, including the practices prior to the Separation and the Transfer, and the Parties agree that such practices will be continued by RTCEH and Oncor following the Separation and the Transfer for so long as this Schedule I is in effect except as otherwise provided herein or in the Administration Manual. RTCEH and Oncor will each continue to pay its own portion of the costs (including Administrative Costs, as defined below) associated with providing welfare benefit coverage for the Oncor Plan Split Participants according to the allocations set forth in the Aon Hewitt Welfare Letter subject to both: (i) as to the RTCEH portion of the costs, the cap described in the Administration Manual and the Aon Memorandum; and (ii) the ability of RTCEH and Oncor to reduce the amount of their respective contributions in accordance with the provisions described in this Agreement.

b.	Following the Transition Period, RTCEH shall not amend or terminate the amount of the contribution it provides for Oncor Plan Split Participant premium subsidies unless it provides at least one hundred fifty (150) days’ notice to Oncor and such advanced notice to Oncor Plan Split Participants as required by any applicable law of such amendment or termination, and provided that such amendment or termination may only become effective as of the first day of a plan year. RTCEH shall be fully responsible for any additional administrative expenses that may be incurred by Oncor as a result of RTCEH’s amendment and termination of the premium subsidies it provides to the Oncor Plan Split Participants.

c.

For each plan year that the OSPP is a fully-insured arrangement, RTCEH will pay Oncor for RTCEH’s share of the costs associated with providing post-retirement welfare benefits to the Oncor Plan Split Participants (including the annual premium, Administrative Costs and the Overhead Fee, as defined below) calculated using the methodologies described in the Aon Hewitt Welfare Letter in accordance with the procedures set forth in this Section 4 and the administration manual attached hereto as Exhibit I-C containing details regarding the operations and administration of the Oncor Plan during the Transition Period and the OSPP following the Transition Period, developed and mutually agreed to by the Parties and as amended from time to time by written consent of the Parties to the extent specified therein (the “Administration Manual”). Oncor shall invoice RTCEH monthly for RTCEH’s monthly premium subsidy, and monthly share of the Administrative Costs and Overhead Fee. Each invoice shall have sufficient details as to the Administrative Costs as to allow RTCEH to identify and reconcile its share of the Administrative Costs. RTCEH will pay Oncor any undisputed amount of an invoice within thirty (30) days of receipt and disputed amounts shall be reconciled in accordance with the dispute resolution process set forth in the Administration Manual.

d.	As further set forth in the Administration Manual, Oncor will perform periodic true-up calculations of RTCEH’s aggregate premium subsidies paid to Oncor. Oncor will notify RTCEH in writing of the results of these true-up calculations promptly after the calculations are completed and will, upon request, provide RTCEH with the information relied upon to make its calculations. As further set forth in the Administration Manual, Oncor will also perform periodic true-up calculations of RTCEH’s share of the Administrative Costs paid to Oncor. Oncor shall keep and retain full and accurate records relating to the calculation of RTCEH’s aggregate premium subsidies, the Administrative Costs including RTCEH’s allocable share of such costs, vendor invoices, insurance carrier statements and any true-up calculations (the “SPA Records”). Oncor shall preserve such SPA Records for each calendar year for seven (7) calendar years following the end of such calendar year. During such period, RTCEH or its agents shall have the right, at RTCEH’s sole expense, to review such SPA Records during Oncor’s normal business hours, provided that such right may be exercised by RTCEH no more than once per calendar year. For any year that the OSPP is a self-insured arrangement or is a partially fully-insured and partially self-insured arrangement, the Parties agree that the terms of the Administration Manual shall govern the payment, subsidy and true-up calculations associated with the OSPP. Any disputed amounts shall be reconciled in accordance with the dispute resolution process set forth in the Administration Manual, provided, however, that RTCEH must notify Oncor of any disputed amounts by within two (2) years after receipt of a true-up calculation. After two (2) years from receipt of a true-up calculation, RTCEH may not dispute any item in such true-up calculation and Oncor will have no obligation to make any reimbursements pursuant to such true-up calculation.

e.

For purposes of this Schedule I, “Administrative Costs” shall mean with respect to the plan under which the Oncor Plan Split Participants are being provided with post-retirement welfare benefits, the total annual amount of administrative costs and expenses incurred by Oncor, relating to Oncor Plan Split Participants, in sponsoring, maintaining and administering the Oncor Plan or the OSPP (as applicable), including without limitation, proportionate costs associated with communications to Oncor Plan Split Participants, third party vendor/benefit provider administrative costs and costs of legal compliance (e.g., preparing Form 5500s, summaries of benefits and coverage, summary plan descriptions, summary annual reports and other applicable reporting and disclosure requirements), set-up and other costs associated with creating and adopting the OSPP, costs associated with developing an open enrollment process for Oncor Plan Split Participants and calculating premium subsidies, and external actuarial, legal, consulting and accounting fees and costs of Oncor in sponsoring, maintaining and administering the Oncor Plan or the OSPP (as applicable).

f.	Commencing on January 1 following the date of this Agreement, in addition to the Administrative Costs described above, RTCEH will pay Oncor an annual administration fee as set forth in the Administration Manual to cover a portion of administrative overhead expenses Oncor incurs with respect to maintenance of the Oncor Plan or the OSPP (as applicable) (the “Overhead Fee”).

5.	Administration. Oncor shall in all respects be responsible for the customary administration of retiree welfare benefits for the Oncor Plan Split Participants. For the avoidance of doubt, such administration services shall include but may not be limited to: benefit distributions; vendor selection, oversight and management; benefits strategy and plan design; participant communications, including but not limited to those required by law; benefit accounting and claims processing; issue resolution; IRS Form W-2 processing for group term life insurance coverage; Retiree Club communications and inquiries; participant data and records management; selection and rollout of technology and support; and engagement of actuarial, accounting, consulting and legal services related to the Oncor Plan, OSPP, and any other arrangement by which Oncor provides the Oncor Subsidy. Oncor agrees that it will give RTCEH a reasonable opportunity to preview all participant communications created by or under Oncor’s direction that relate to material plan changes or amendments prior to the distribution of such communications to the Oncor Plan Split Participants. Notwithstanding anything in this Agreement to the contrary, RTCEH will be responsible for any initial communications to Oncor Plan Split Participants regarding any reduction in or termination of its payment of premium subsidies for post-retirement welfare benefits provided under the Oncor Plan or the OSPP (as applicable) on behalf of Oncor Plan Split Participants. RTCEH agrees that it will give Oncor a reasonable opportunity to preview any such communications prior to the distribution of such communications to the Oncor Plan Split Participants and will notify Oncor of the anticipated distribution date for such communications. Oncor agrees that it will send to RTCEH a copy of all communications provided to Oncor Plan Split Participants contemporaneous with the distribution of such communications to such Oncor Plan Split Participants.

6.

Oncor Plan and OSPP Amendment, Modification or Termination. Nothing in this Schedule I shall be deemed to constitute a provision of, or an amendment to the Oncor Plan, OSPP or any other benefit plan maintained by either Oncor or RTCEH. During the Transition Period, Oncor agrees it will not materially amend or modify (with an amendment or modification being deemed material only if such amendment or modification would require Oncor to send a summary of material modifications to participants under applicable law) or terminate the Oncor Plan or, if applicable, the OSPP with respect to the benefits available to the Oncor Plan Split Participants, other than as contemplated herein or as required by applicable law, without the written consent of RTCEH, which consent will not be unreasonably withheld. Subject to the requirements of Section 9 herein, in the event that either (i) RTCEH reduces the amount of the contribution that it provides for Oncor Plan Split Participant benefits under the OSPP by 50% or more as compared to the contributions of EFH as of immediately before the date of this Agreement (a “50% RTCEH Subsidy Reduction”) or (ii) RTCEH fails to make any payment due under this Schedule I (including the Administration Manual) within ninety (90) days of its due date, Oncor may, in its sole and absolute discretion, modify or terminate the OSPP.

7.	No Third Party Beneficiary Rights. Nothing in this Schedule I shall create any third party beneficiary rights for any individual, including without limitation, any Oncor Plan Split Participant or his/her dependents, nor shall this Schedule I be deemed to provide any Oncor Plan Split Participant or dependent, or any other individual, with any right to continued coverage under the OSPP or any other plan of Oncor or RTCEH. This Schedule I relates solely to the Oncor Plan Split Participants and does not affect Oncor’s welfare benefit obligations related to any participant who is not an Oncor Plan Split Participant.

8.	Schedule I Amendment, Modification, or Termination.

a.	This Schedule I may be amended or terminated by written agreement of the Parties.

b.	This Schedule I will automatically terminate in the event that Oncor terminates the Oncor Plan during the Transition Period or each of the Oncor Plan, the OSPP, and any alternative arrangement provided under Section 9 following the Transition Period.

c.	Without limiting the generality of the foregoing, in the event that RTCEH shall fail to pay the contribution that it provides for Oncor Plan Split Participant benefits within: (i) thirty (30) days of its due date, Oncor may, subject to any limitations set forth in the Administration Manual, invoice the Oncor Plan Split Participants for such amounts unpaid by RTCEH, and (ii) ninety (90) days of its due date, Oncor may terminate the OSPP and provide benefits to such Oncor Plan Split Participants from and after the date of the OSPP termination pursuant to Section 9 below.

9.

Oncor’s Post-Separation and Transfer Obligation. Notwithstanding any other provision in this Agreement to the contrary, Oncor shall after the Separation and Transfer offer an arrangement under which Oncor shall provide a subsidy (“Oncor Subsidy”) for post-retirement medical (including prescription drug coverage) and life insurance benefits for Oncor Plan Split Participants, as applicable, for as long as Oncor offers such benefits and provides a per-participant subsidy for such benefits to retirees under the Oncor Plan. If upon (i) a 50% RTCEH Subsidy Reduction or (ii) a failure of RTCEH to make any payment due under this Schedule I (including the Administration Manual) within ninety (90) days of its due date, Oncor terminates the OSPP pursuant to Section 6 or Section 8(c), for as long as Oncor offers such benefits and provides a per-participant subsidy for such benefits to retirees under the Oncor Plan, Oncor shall determine the benefits to be offered to Oncor Plan Split Participants in its sole and absolute discretion under this Section 9 (which shall in all events include the Oncor Subsidy and may include cash payments to the Oncor Plan Split Participants equal to the Oncor Subsidy in lieu of the provision of any post-retirement benefits), and Sections 3 and 6 shall have no further force or effect.

10.	Cooperation. The Parties agree to cooperate with each other in any reasonable manner to carry out the terms of this Agreement. RTCEH acknowledges and agrees that in order to facilitate operation of the Oncor Plan and the OSPP, as the case may be, Oncor will need information from RTCEH with respect to each Oncor Plan Split Participant who retired or retires from RTCEH or its affiliates and their predecessors, and RTCEH agrees to provide such information to Oncor in the manner and at the times specified in the Administration Manual. Oncor acknowledges and agrees that Oncor shall provide to RTCEH information required to fulfill its obligations under this Agreement, including, without limitation, Oncor Plan Split Participant contact information, information regarding plan amendments, actuarial data, and accounting information, on an annual basis, or more frequently upon request as may be further specified in the Administration Manual. The Parties agree to work together in good faith, as necessary, to implement an appropriate approach that satisfies any new regulatory requirements applicable to the OSPP in the future.

SCHEDULE II

RETIREMENT PLAN OBLIGATIONS

WHEREAS, the Parties acknowledge that, pursuant to the Plan, RTCEH has assumed the EFH Retirement Plan from EFH and as a result RTCEH sponsors, maintains and administers (or, if applicable, will sponsor, maintain and administer) the EFH Retirement Plan that covers certain Split Participants (“EFH Split Participants”);

WHEREAS, the Separation Agreement by and between TXU Corp., a Texas corporation and Oncor Holdings dated October 10, 2007 set forth certain provisions regarding the shared funding of pension benefits under the EFH Retirement Plan for the EFH Split Participants (such provisions are hereinafter collectively referred to as the “Funding Agreement”);

WHEREAS, RTCEH shall for all purposes be the sponsor of the EFH Retirement Plan and RTCEH or its designee shall be plan administrator for the EFH Retirement Plan;

WHEREAS, the Parties desire and agree to continue to share the costs of funding of the EFH Retirement Plan as described in this Schedule II; and

NOW, THEREFORE, the Parties hereby agree as follows:

1.

Aon Calculation Method. The Parties acknowledge and agree to continue to utilize the methods of allocating liabilities, costs and expenses associated with the EFH Retirement Plan that are in effect on the date hereof, including (i) the method of allocating any amount that may be required to be contributed to any trust established for the purpose of funding benefits under the EFH Retirement Plan, and (ii) the method for allocating between the Parties pension liabilities, costs and expenses under the EFH Retirement Plan (which method is described in the direct 2008 rate case testimony filed with the Public Utilities Commission of Texas by Don Shipman, and more specifically described in the letter from Aon Hewitt to EFH dated November 13, 2012, addressing pension benefits, which is attached hereto as Exhibit II-A (together with any mutually-agreed upon updates to said allocations, the “Aon Calculation Method”)). The Parties agree that the Aon Calculation Method is fair, appropriate and non-arbitrary, and that, pursuant to such method, each Party will bear its fair share of such liabilities, costs and expenses. The term “Allocable Liabilities” shall mean, with respect to each Party, the projected benefit obligations allocated to such Party by the enrolled actuary for the EFH Retirement Plan in accordance with the Aon Calculation Method. The Parties further agree that Allocable Liabilities shall be calculated by taking into account, if applicable, (i) any plan termination liability; (ii) any premiums payable to the Pension Benefit Guaranty Corporation (the “PBGC”); (iii) the cost of obtaining annuities; and (iv) any other costs or expenses under the EFH Retirement Plan. The term “Allocable Assets” shall mean, with respect to each Party, the fair value of the plan assets allocated to such Party by the enrolled actuary for the EFH Retirement Plan in accordance with the Aon Calculation Method. For avoidance of doubt, the Parties acknowledge that the Aon Calculation Method utilizes Generally Accepted Accounting Principles (“GAAP”) to calculate Allocable Liabilities and Allocable Assets for an ongoing plan and a plan undergoing a “standard” plan termination as defined in ERISA § 4041(b), and that the Aon Calculation Method utilizes the actuarial assumptions outlined in 29 C.F.R. § 4044 in the event of a “distress” or “involuntary” plan termination as defined in

ERISA § 4041(c) or 4042. RTCEH shall not alter or otherwise change the Aon Calculation Method without the prior written agreement of Oncor other than as otherwise required by law. RTCEH as sponsor of the EFH Retirement Plan may amend the EFH Retirement Plan at any time, as required by federal laws, in order to ensure that the EFH Retirement Plan maintains its qualified plan status and is in compliance with the requirements of any applicable collective bargaining agreement, ERISA, the Code and other applicable laws. Except as set forth in the immediately preceding sentence, RTCEH further agrees it will not amend, modify or terminate the EFH Retirement Plan during the Transition Period without the consent of Oncor, which consent will not be unreasonably withheld and will not, without the consent of Oncor, which will not be unreasonably withheld, amend, modify or terminate the EFH Retirement Plan at any time thereafter if such amendment, modification or termination reflects a material increase in the accrued benefit provided to any Split Participant and that would result in a material increase in Oncor’s Allocable Liabilities with respect to the EFH Retirement Plan.

2.	Ongoing Reimbursement by Oncor to RTCEH in Respect of EFH Retirement Plan.

a.	Prior to the start of each plan year commencing after the year of the Separation and Transfer, the actuary for the EFH Retirement Plan will send a statement to Oncor and RTCEH identifying each Party’s share of the required minimum contributions (determined in accordance with Code Section 412 and ERISA Section 302) (each such contribution a “Minimum Contribution,” and collectively, the “Minimum Contributions”) with respect to the EFH Retirement Plan for such plan year and the due dates for the same, together with supporting documentation showing the calculation of such Minimum Contributions. Each Party’s share of each Minimum Contribution shall be calculated by multiplying the amount of such Minimum Contribution by the percentage determined by dividing (i) such Party’s “Allocable Share of Unfunded Benefit Liabilities” (as defined below) by (ii) the sum of (A) such Party’s Allocable Share of Unfunded Benefit Liabilities plus (B) the other Party’s Allocable Share of Unfunded Benefit Liabilities (each such Party’s portion of the Minimum Contribution as so determined is hereafter referred to as such Party’s “Allocable Share of Minimum Contribution”). In the event the sum of all of Oncor’s Allocable Share of Minimum Contributions for a plan year exceeds its Allocable Share of Unfunded Benefit Liabilities for such plan year, Oncor’s total Allocable Share of Minimum Contributions for such plan year shall be reduced to equal its Allocable Share of Unfunded Benefit Liabilities for such plan year, and RTCEH shall be responsible for the difference. In the event the Allocable Share of Unfunded Benefit Liabilities for both Oncor and RTCEH are both zero, but there is a scheduled minimum contribution for the year, all scheduled contributions will be allocated to RTCEH.

b.	If the actuary cannot provide an allocation prior to the first required contribution for a plan year, the Parties agree that the actuary may provide an allocation based on an estimate of the contribution and its allocation (with any differences between the estimated allocation and the final allocation reflected in subsequent contributions after the final allocation is completed).

c.	For each plan year, the actuary for the EFH Retirement Plan will perform a true-up calculation of each Party’s Allocable Share of Unfunded Benefit Liabilities for such plan year and shall adjust each Party’s Allocable Share of Minimum Contribution accordingly for the next plan year.

d.	RTCEH shall tender each Minimum Contribution (including, for the avoidance of doubt, Oncor’s Allocable Share of Minimum Contribution and RTCEH’s Allocable Share of Minimum Contribution) to the EFH Retirement Plan trust no later than ten (10) days prior to its due date. Within ten (10) days of receipt by Oncor from RTCEH of written documentation evidencing RTCEH’s contribution to the trust established for the EFH Retirement Plan of the total Minimum Contribution due (including, for the avoidance of doubt, Oncor’s Allocable Share of Minimum Contribution and RTCEH’s Allocable Share of Minimum Contribution), Oncor agrees to pay to RTCEH its Allocable Share of Minimum Contribution. In the event RTCEH does not contribute all or a portion of a Minimum Contribution to the trust established for the EFH Retirement Plan by the due date of such Minimum Contribution, Oncor may tender the unpaid portion of its Allocable Share of Minimum Contribution on behalf of RTCEH directly to the trust established for the EFH Retirement Plan. Notwithstanding any provision of this Schedule II to the contrary, the payment by Oncor of its funding obligation under this Section 2 is conditioned on RTCEH making a corresponding contribution in respect of its Allocable Share of Minimum Contribution. Oncor’s payment to RTCEH pursuant to this Section 2 shall reimburse RTCEH for the amount RTCEH tendered to the EFH Retirement Plan with respect to Oncor’s Allocable Share of Minimum Contribution.

e.	For purposes of this Schedule II, the term “Allocable Share of Unfunded Benefit Liabilities” with respect to each Party shall mean the positive difference (if any) between (i) the applicable Party’s Allocable Liabilities minus (ii) the applicable Party’s Allocable Assets, as determined in accordance with Section 1 of this Schedule II on an ongoing basis. If a Party’s Allocable Assets exceeds such Party’s Allocable Liabilities, the Party’s Allocable Share of Unfunded Benefit Liabilities shall be zero. In calculating a Party’s “Allocable Share of Unfunded Benefit Liabilities,” Allocable Assets and Allocable Liabilities shall be determined as of the end of the year preceding the relevant contribution year.

f.	For the year in which the Separation and Transfer occurs, the Party’s agree to provide any required minimum funding contributions in accordance with a statement to be provided by the actuary following the effective date of this Agreement.

3.	Specific Event Reimbursement by Oncor to RTCEH in Respect of EFH Retirement Plan. In the event that in any given plan year the enrolled actuary of the EFH Retirement Plan determines that any of the benefit restrictions under Code Section 436 (“Benefit Restrictions”) may, in its reasonable discretion, apply to the EFH Retirement Plan, the enrolled actuary shall calculate the contribution amount owed by each Party to avoid the Benefit Restrictions based on each Party’s Allocable Share of Unfunded Benefit Liabilities and shall advise the Parties of the timing of the required contributions; provided, however, that if a Party’s Allocable Share of Unfunded Benefit Liabilities is zero, the other Party shall tender the entire contribution amount necessary to avoid the Benefit Restrictions.

Oncor shall, upon written request from RTCEH, which request shall include supporting documentation showing the calculation of such contribution amount owed and evidence of RTCEH’s payment to the trust under the EFH Retirement Plan of such amount (the “Benefit Restriction Request”), timely tender to RTCEH its Allocable Share of Unfunded Benefit Liabilities up to the maximum amount required to avoid Benefit Restrictions. For the avoidance of doubt, Oncor shall not remit payment to RTCEH in accordance with this Section 3 until RTCEH has contributed such amount to the trust under the EFH Retirement Plan. Notwithstanding any provision of this Schedule II to the contrary, the payment by Oncor of its funding obligation under this Section 3 is conditioned on RTCEH making a corresponding contribution in respect of its Allocable Share of Unfunded Benefit Liabilities unless RTCEH’s Allocable Share of Unfunded Benefit Liabilities is zero at the time such contribution is necessary. RTCEH shall timely tender its Allocable Share of Unfunded Benefit Liabilities up to the maximum amount owed to avoid Benefit Restrictions as well as the amount of the Benefit Restriction Request to the EFH Retirement Plan trust. Oncor’s payment of the Benefit Restriction Request to RTCEH shall reimburse RTCEH for the amount RTCEH tendered to the EFH Retirement Plan with respect to the Benefit Restriction Request. In the event that RTCEH fails to timely tender the amount of the Benefit Restriction Request to the EFH Retirement Plan trust, Oncor will tender the amount of the Benefit Restriction Request on behalf of RTCEH directly to the EFH Retirement Plan trust.

4.	Plan Termination. In the event that RTCEH wishes to terminate the EFH Retirement Plan under a standard or distress termination, RTECH shall provide Oncor with notice of at least one hundred fifty (150) days prior to the proposed termination date. In the event RTCEH receives written notice of the PBGC’s intent to initiate an involuntary termination of the EFH Retirement Plan, RTCEH shall promptly provide Oncor with such written notice. In the case of a standard, distress, or involuntary plan termination, the EFH Retirement Plan enrolled actuary shall calculate the (i) plan termination liability and (ii) any other costs or expenses under the EFH Retirement Plan, in accordance with the assumptions for terminating such plan and each Party shall pay its respective share of the plan termination liability by the date indicated by the enrolled actuary, which shall in each case be prior to the date(s) mandated by ERISA. Notwithstanding any provision of this Schedule II to the contrary, in the event that Oncor has a funding obligation under this Section 4 as a result of a standard termination, the payment by Oncor of its funding obligations under this Section 4 is conditioned on RTCEH making a corresponding contribution in respect of its share of such termination liabilities. Upon satisfaction of Oncor’s payment of such liability and other costs and expenses, Oncor shall have no further obligation to RTCEH in respect of the EFH Retirement Plan other than as provided in this Agreement.

5.

Contributing Sponsor Status. Notwithstanding any other provision of this Agreement or Schedule II to the contrary, the Parties acknowledge and agree that Oncor’s obligation in respect of the funding of the EFH Retirement Plan is solely a contractual obligation to RTCEH under this Agreement and that Oncor shall be liable under this Schedule II only for its Allocable Share of Unfunded Benefit Liabilities and shall not be liable for RTCEH’s Allocable Share of Unfunded Benefit Liabilities under the EFH Retirement Plan. It is the intent of the Parties that Oncor is not and will not become a “contributing sponsor” of the EFH Retirement Plan as such term is defined in ERISA Section 4001(a)(13), and nothing contained in this Schedule II or otherwise in this Agreement shall be construed otherwise.

6.	Plan Administrative Expenses. Except as otherwise provided in Exhibit II-B, the Parties agree that Permissible Expenses (as defined below) shall be charged against each party’s Allocable Assets in proportion to each party’s Allocable Assets compared to the total assets under the EFH Retirement Plan as of the date designated by the plan administrator. The term “Permissible Expenses” includes those expenses properly payable from the plan assets of the EFH Retirement Plan in accordance with ERISA. Expenses that are not properly payable from plan assets shall be allocated in accordance with historical practice.

7.	Dispute Resolution. Notwithstanding any provision of this Agreement to the contrary, Oncor may engage its own enrolled actuary to calculate its Allocable Liabilities, Allocable Assets, Allocable Share of Unfunded Benefit Liabilities, and any and all payments to be made by Oncor in accordance with this Schedule II. If the Parties’ enrolled actuaries do not agree on any such calculations, the Parties agree that they shall cause each enrolled actuary to prepare and deliver to the other a statement setting forth the enrolled actuary’s calculation and methodologies. The Parties agree to negotiate in good faith for 60 days following receipt of such statements in order to come to an agreement as to such calculations. If, at the end of such 60 day period, the enrolled actuaries and the Parties have not resolved such disputes, the two enrolled actuaries shall select a third enrolled actuary, and such third enrolled actuary shall determine which of the calculation and methodologies prepared by the two prior enrolled actuaries is correct. Such new enrolled actuary’s determination shall be set forth in a written statement delivered to the Parties and the determination shall be final, binding and non-appealable. All fees and expenses of such third enrolled actuary shall be borne 50% by Oncor and 50% by RTCEH.

8.	Reservation of Rights. Nothing in this Schedule II shall be deemed to constitute a provision of, or an amendment to the EFH Retirement Plan or any other benefit plan maintained by either Oncor or RTCEH, nor shall this Schedule II be deemed to limit, in any way, the authority of either Oncor or RTCEH to amend or terminate their respective benefit plans from time to time in accordance with the terms of such plans except as otherwise provided in Section 1 hereof.

9.	No Third Party Beneficiary Rights. Nothing in this Schedule II shall create any third party beneficiary rights for any individual, including without limitation, any EFH Split Participant or his/her beneficiary, nor shall this Schedule II be deemed to provide any EFH Split Participant or beneficiary, or any other individual, with any right to continued coverage under the EFH Retirement Plan or any other plan of Oncor or RTCEH. This Schedule II relates solely to the EFH Retirement Plan and does not affect RTCEH’s obligation to any participant or beneficiary who is not an EFH Split Participant.

10.	Termination. This Schedule II will automatically terminate in the event that (a) the EFH Retirement Plan is terminated; or (b) benefits under the EFH Retirement Plan are no longer payable to EFH Split Participants.

11.	Representation on EFH Retirement Plan Investment Committee. During the term of the obligations under this Schedule II the investments of the trust for the EFH Retirement Plan shall be governed by a committee (the “Investment Committee”), and Oncor shall have the right to have three (3) voting members named by Oncor when the Investment Committee has seven (7) voting members.

SCHEDULE III

LIFE INSURANCE

WHEREAS, certain retirees of Oncor, RTCEH and their predecessors and affiliates may be eligible for life insurance subsidies from both Oncor and RTCEH; and

WHEREAS, the Parties have agreed to address the provision of life insurance benefits to such retirees in accordance with this Schedule III.

NOW, THEREFORE, the Parties hereby agree as follows:

1. On October 3, 2016, RTCEH will pay Oncor $7,000,000 for full payment of the life insurance premiums for Split Participants listed in the attached Exhibit III-A in proportion to their assigned non-regulated service.

2. Oncor will assume all of RTCEH’s obligations and liabilities with respect to life insurance benefits being provided to the Split Participants listed in the attached Exhibit III-A and, subject to the provisions set forth in this Section 2, any other Split Participants not listed on Exhibit III-A who (i) retire from RTCEH or an affiliate, successor or predecessor of RTCEH (or a successor or predecessor of an affiliate of RTCEH) prior to December 31, 2016, and (ii) for whom RTCEH has agreed to provide life insurance benefits upon retirement (the “Future Eligible Life Split Participants”). If there are more than fifty (50) Future Eligible Life Split Participants, the Parties agree that they will calculate an amount to be paid by RTCEH to Oncor to cover RTCEH’s obligations and liabilities with respect to the aggregate life insurance benefits for such Future Eligible Life Split Participants (the “Additional Payment”). Oncor shall provide the life insurance benefit to such Future Eligible Life Split Participants if: (i) there are no more than fifty (50) Future Eligible Life Split Participants; or (ii) RTCEH pays the Additional Payment to Oncor.

3. Oncor will continue providing the same level of life insurance benefits currently provided.

4. If Oncor terminates the life insurance benefits being provided to the Split Participants listed on Exhibit III-A and the Future Eligible Life Split Participants, if any, prior to the date that all amounts paid in Sections 1 and 2 of this Schedule III have been used by Oncor to pay or fund premiums for such life insurance benefits, Oncor shall pay to RTCEH the net amount paid under Sections 1 and 2 less the actual out-of-pocket amounts used to pay life insurance premiums for such participants through the date on which such benefits are terminated.

EXHIBIT I-A

AON HEWITT WELFARE LETTER

[Omitted.]

EXHIBIT I-B

AON HEWITT MEMORANDUM

[Omitted.]

EXHIBIT I-C

ADMINISTRATION MANUAL

[Omitted.]

EXHIBIT II-A

AON CALCULATION METHOD

[Omitted.]

EXHIBIT II-B

EXPENSES

No expenses listed.

EXHIBIT III-A

LIFE INSURANCE SPLIT PARTICIPANT LIST

[Omitted.]